Exhibit 99.1

ILLINOIS GAMING BOARD APPROVES THE ESCROW OF

MANDALALY’S INTEREST IN THE GRAND VICTORIA

LAS VEGAS, April 21, 2005 — MGM MIRAGE (NYSE: MGG) and Mandalay Resort Group (NYSE: MBG) today jointly announced that the Illinois Gaming Board approved by a 4-0 vote the transfer of Mandalay’s 50% ownership interest in the Grand Victoria riverboat casino into an escrow account.

This approval of the escrow transaction by the Illinois Gaming Board represents the last of the regulatory approvals required in order for MGM MIRAGE to proceed with the closing of its merger with Mandalay. Pursuant to the merger agreement, MGM MIRAGE and Mandalay anticipate that the closing of MGM MIRAGE’s merger with Mandalay will be completed on April 25, 2005, immediately following the closing of Mandalay’s sale of its interest in MotorCity Casino and the establishment of the escrow relating to the Grand Victoria. Transfer of the ownership interest from the escrow to MGM MIRAGE would occur only after the Illinois Gaming Board completes its review and issues a finding of suitability for MGM MIRAGE to own such interest.

About MGM MIRAGE

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

About Mandalay Resort Group

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus — Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward- looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

SOURCE MGM MIRAGE; Mandalay Resort Group

Investors, Jim Murren, President, CFO and Treasurer, +1-702-693-8877, or Media, Alan Feldman, Senior Vice President, Public Affairs, +1-702-891-7147, both of MGM MIRAGE; or Media, George Sard or Stephanie Pillersdorf, both of Citigate Sard Verbinnen, +1-212-687-8080, for MGM MIRAGE; or Glenn Schaeffer, President and CFO of Mandalay Resort Group, +1-702-632-6710; or Media, Joele Frank of Joele Frank, Wilkinson, Brimmer, Katcher, +1-212-355-4449, for Mandalay Resort Group